Exhibit 10.1

Amendment No 4

AMENDMENT TO

LICENSE AND COLLABORATION AGREEMENT

THIS AMENDMENT TO LICENSE AND COLLABORATION AGREEMENT (this “Amendment”), is entered into this 8th day of July, 2009 (the “Effective Date”) by and between Santaris Pharma A/S, a Danish corporation, having its principal place of business at Hørsholm, Denmark (“Santaris”), and Enzon Pharmaceuticals, Inc., a Delaware corporation, having its principal place of business at Bridgewater, New Jersey 08807 (“Enzon”). Santaris and Enzon may be referred to herein individually as a “Party” or collectively, as the “Parties”.

BACKGROUND

WHEREAS, Enzon and Santaris entered into the License and Collaboration Agreement dated July 26, 2006 (the “Agreement”); and

WHEREAS, the Agreement was amended by Amendment No. 1 dated 13th of June 2007, Amendment No. 2 dated 25th of June 2007, and Amendment No. 3 dated 21st of December 2007; and

WHEREAS, Enzon and Santaris desire to amend and restate certain provisions of the Agreement.

NOW, THEREFORE, in consideration of the covenants and obligations expressed herein and intending to be legally bound, and otherwise bound by proper and reasonable conduct, the Parties agree as follows:

1.	Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Agreement.

2.	Section 8.1 (c) of the Agreement is hereby amended and restated in its entirety as follows:

(c) In Respect of all LNA Compound Patents:

                (i)          Santaris and Enzon shall jointly own the right, title and interest in and to all provisional and other priority LNA Compound Patent applications regardless of inventorship; and without the need for any further action by a Party and subject to the licenses granted hereunder.

                (ii)          At the time of filing of each international patent application filed under the Patent Cooperation Treaty (a “PCT Application”), if not already jointly owned, Santaris and Enzon shall jointly own the right, title and interest in and to such PCT Application, regardless of inventorship; and without the need for any further action by a Party and subject to the licenses granted hereunder. Santaris agrees to assign, and herby does assign, such right, title and interest in and to any LNA Compound Patents to Enzon so that Santaris and Enzon shall jointly own such LNA Compound Patents. For clarity, such a PCT Application shall be filed in both Santaris and Enzon names.

                (iii)          At the time each PCT Application enters the national or regional phase in any country or region in the Santaris Territory, Enzon agrees to assign, and hereby does assign, such right, title and interest in and to any such LNA Compound Patent to Santaris so that Santaris shall own the entire right, title and interest in and to such LNA Compound Patent in all countries in the Santaris Territory.

                (iv)          At the time each PCT Application enters the national or regional phase in any country or region in the Enzon Territory, Santaris and Enzon shall continue to jointly own such LNA Compound Patent in all countries in the Enzon Territory.

                (v)          Promptly after the Effective Date, Santaris shall assign and hereby does assign, to Enzon such right, title and interest in and to all existing LNA Compound Patents listed on Schedule 1.57 that are PCT Applications or have entered the national phase in any country in the Enzon Territory so that Santaris and Enzon shall jointly own such LNA Compound Patents, except for those that have already entered the national or regional phase in any country or region in the Santaris Territory so that Santaris shall continue to own those LNA Compound Patents in the Santaris Territory.

                (vi)          If any given LNA Compound is not selected as a Selected LNA Compound by the latest date required by the Agreement, Enzon agrees to assign, and herby does assign, such right, title and interest in and to any LNA Compound Patents covering such LNA Compound to Santaris.

                (vii)         Enzon discontinues all Development or Commercialization activities of all Selected LNA Compounds claimed under an LNA Compound Patent jointly owned by the Parties, Enzon shall then assign its entire, right, title and interest in such LNA Compound Patent to Santaris.

                (viii)        Except to the extent permitted under Section 2.4 or with the prior written consent of Santaris, Enzon shall not assign, license, grant, suffer, permit or otherwise transfer any license, rights, security interest, lien or other encumbrance, or other interest of any kind in such LNA Compound Patents (except in connection with an assignment pursuant to Section 14.8).

3.	Section 8.2 (c) of the Agreement is hereby amended and restated in its entirety as follows:

(c) LNA Compound Patents. With respect to inventions made with no inventive contribution by Santaris’ employees, Enzon shall initially file and prosecute all provisional and other priority patent applications which at least shall be filed in the United States. The parties shall jointly prepare the PCT Applications derived from such provisional and other priority patent applications and each of Santaris and Enzon shall have the right to approve the initial filing of the PCT Applications. Enzon shall file, prosecute and maintain such PCT Applications for the benefit of both Parties.

With respect to inventions made with inventive contribution by Santaris’ employees, Santaris shall initially file and prosecute all provisional and other priority patent applications which at least shall be filed in the United States. The parties shall jointly prepare the PCT Applications derived from such provisional and other priority patent applications and each of Santaris and Enzon shall have the right to approve the initial filing of the PCT Applications. Santaris shall file, prosecute and maintain such PCT Applications for the benefit of both Parties.

At the time each such PCT Application enters the national or regional phase in any country in the Santaris Territory, Santaris shall thereafter direct the filing, prosecution (including any interferences, oppositions, reissuance, and re-examinations) and maintenance of all LNA Compound Patents in countries in the Santaris Territory.

At the time each such PCT Application enters the national or regional phase in any country in the Enzon Territory, Enzon shall thereafter direct the filing, prosecution (including any interferences, oppositions, reissuance, and re-examinations) and maintenance of all LNA Compound Patents in countries in the Enzon Territory.

The Party having the right to prosecute in accordance with the foregoing is referred to as the “Prosecuting Party”. Prosecuting Party shall provide the other Party promptly with copies of all patent applications, correspondences and other communications relating to LNA Compound Patents to and from patent offices and provide the other Party at least sixty (60) days to offer comments. Prosecuting Party shall consider in good faith any comments the other Party may have with regard to the preparation, filing, prosecution and/or maintenance of the patent applications and patents related to such LNA Compound Patents. Prosecuting Party shall provide the other Party, a reasonable time prior to taking or failing to take action that would affect the scope or validity of rights under any LNA Compound Patent (including substantially narrowing or canceling any claim without reserving the right to file a continuing or divisional application, abandoning any patent or not filing or perfecting the filing of any patent application in any country), with notice of such proposed action or inaction so that the other Party has a reasonable opportunity to review and make comments, and take such actions as may be appropriate in the circumstances. However, the foregoing three sentences shall not apply to the prosecution of national or regional phase applications in the Santaris Territory, except that Santaris shall keep Enzon informed of the material progress of such prosecution and shall provide such documents and take such actions as may be reasonably required to facilitate the prosecution of corresponding Patents in the Enzon Territory.

The Parties and their patent counsel shall establish such procedures as may be desired to carry out the mutual review and consultation procedure contemplated under this Section 8.2 (c) without imposing unreasonable burdens and delays on the prosecution of the LNA Compound Patents. If Enzon, as the Prosecuting Party, determines not to file, prosecute, defend or maintain any LNA Compound Patent (including failing to defend any interference or opposition proceedings) in any country, and providing that no other patent applications or patents containing the same claims are pending or issued in that same country, then Enzon shall provide Santaris with thirty (30) days prior written notice of such determination and Santaris shall have the right and opportunity to file, prosecute, defend and/or maintain such patent or patent application at Santaris’ sole cost and expense.

4.	Except as set forth in this Amendment, the Agreement shall remain in full force and effect.

        5.   Resolution of all disputes arising out of or related to this Amendment or the performance, enforcement, breach or termination of this Amendment and any remedies relating thereto, shall be governed by and construed under the substantive Laws of the State of New York, without regard to conflicts of law rules that would provide for application of the Law of Jurisdiction outside of New York. To the extent there is any such dispute, such dispute will be handled in accordance with the procedures set forth in Section 13 of the Agreement.

        6.  This Amendment may be executed in two or more counterparts (including by facsimile or pdf file) each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                        IN WITNESS WHEREOF, the Parties have executed this Amendment in duplicate originals by their proper officers as of the date and year first above written.

SANTARIS PHARMA A/S		ENZON PHARMACEUTICALS, INC.

By:	/s/ Søren Tulstrup	By:	/s/ Ivan Horak

NAME:	Søren Tulstrup	NAME:	Ivan Horak
TITLE:	Chief Executive Officer	TITLE:	Chief Science Officer

By:	/s/ Maja Bojko	By:	/s/ Paul Davit

NAME:	Maja Bojko	NAME:	Paul Davit
TITLE:	Chief Financial Officer	TITLE:	EVP Human Resources